Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
November 2, 2011	Tony Davis 318.388.9525
tony.davis@centurylink.com

CENTURYLINK REPORTS STRONG THIRD QUARTER 2011 EARNINGS

Generated Free Cash Flow1 of $891 Million, Excluding Special Items of $157 Million

Achieved Operating Revenues of $4.596 Billion

Successfully Integrating Embarq, Qwest and Savvis to Create Portfolio of Assets That Position Company for Future Growth

Continuing to Invest in Primary Growth Drivers – Broadband Expansion and Enhancement, FTTT / FTTN Initiatives, Managed Hosting and Cloud Services and PrismTM TV

MONROE, La., November 2, 2011 – CenturyLink, Inc. (NYSE: CTL) today reported solid operating revenues, free cash flow generation and subscriber results for third quarter 2011. Included in these results are the operating results from the Savvis transaction for the period July 15 (the closing date) through September 30, 2011.

“CenturyLink achieved solid third quarter results, as we continue to make good progress with the Embarq, Qwest and Savvis integrations, while maintaining our focus on serving our customers and  strengthening our revenue growth opportunities,” Glen F. Post, III, chief executive officer and president, said. “We generated strong free cash flow of $891 million during the quarter, while also making strategic investments to expand and enhance our high-speed Internet, Prismtm TV and high-bandwidth Ethernet services, to deploy fiber-to-the-tower (FTTT), and to expand our managed hosting and cloud services capabilities. We added nearly 57,000 new high-speed Internet customers during the quarter and achieved 5% growth in pro forma strategic revenues year-over-year.

“We are confident that our local operating model will help us gain market share in the legacy Qwest markets and we expect to leverage additional cross-selling opportunities among our business

1 See attachments for non-GAAP reconciliations.

segments,” Post continued. “We believe CenturyLink is well-positioned to continue driving long-term shareholder value and strong financial results in the years ahead.”

Third Quarter Highlights

CenturyLink is successfully responding to a challenging economy and improving our ability to grow in an increasingly competitive environment:

●	Reported diluted EPS of $0.34, excluding special items, and pro forma Adjusted Diluted EPS of $0.61 (as defined in our supplemental schedules).
●	Continued track record of strong free cash flow generation of $891 million, excluding special items of $157 million.
●
Reported operating revenues of $4.596 billion on a consolidated basis, compared to $1.748 billion in third quarter 2010, as a result of the $2.7 billion and $223 million in revenue contributions from the Qwest and Savvis acquisitions, respectively.

●	Achieved significant growth in high-speed Internet penetration with a net increase of nearly 57,000 new customers compared to 12,000 in the previous quarter.
●	Reduced access line loss by more than 20% compared to pro forma third quarter 2010 and more than 15% sequentially.
●	Demonstrated positive results in integrating legacy Qwest markets into CenturyLink’s proven local model reflected in improved sales momentum across consumer and business products.
●	Realized early success in cross-selling Savvis managed hosting and cloud services.
●	Reached milestone of Prismtm TV service availability to 1 million households and grew Prismtm TV subscribers by nearly 25% in third quarter 2011.

Consolidated Third Quarter Financial Results

Operating revenues for third quarter 2011 were $4.596 billion compared to $1.748 billion in third quarter 2010. This increase was primarily due to $2.7 billion and $223 million of revenue contribution from the Qwest acquisition completed April 1, 2011 and the Savvis acquisition completed July 15, 2011, respectively. Additionally, increases in strategic revenues, primarily driven by growth in high-speed Internet customers, data services demand from business customers, and data transport demand from wireless providers were more than offset by declines in legacy services and other revenues primarily due to the impact of access line losses and lower access revenues.

Third quarter 2011 pro forma operating revenues compared to third quarter 2010 pro forma operating revenues2  declined 4.6% from $4.857 billion a year ago to $4.633 billion this quarter, due to the decline in legacy revenues more than offsetting the increase in strategic revenues as discussed above

Operating expenses, excluding special items, increased to $3.936 billion from $1.21 billion in third quarter 2010, primarily due to $2.5 billion and $222 million of operating costs associated with Qwest and Savvis, respectively. Operating expenses for third quarter 2011 included significant costs associated with storms and other natural disasters, the write-off of previously capitalized IT costs related to projects no longer necessary due to recent acquisitions, the roll-out of Prismtm TV service to additional markets, increased FTTT deployment, managed hosting and cloud service development activities and investment in other growth initiatives. We expect business-as-usual costs impacted by the integration of Qwest and Savvis, and operating expenses related to lower- or non-growth products and services to

2 See the attached pro forma statements of income for more information about our pro forma results discussed in this release.

decline, as we more fully integrate the acquired properties, align our costs with our revenues streams, and focus our resources more in areas that drive future growth.

Pro forma operating expenses, excluding special items, of $3.987 billion in third quarter 2011 declined 0.7% from pro forma third quarter 2010 operating expenses of $4.017 billion.

Operating cash flow (as defined in our supplemental schedules), excluding special items, increased 110.4% to $1.885 billion from $896 million in third quarter 2010, due to the Qwest acquisition. For third quarter 2011, CenturyLink achieved an operating cash flow margin, excluding special items, of 41.0% versus 51.3% in third quarter 2010, reflecting the impact that lower margins of Qwest and Savvis had on CenturyLink’s consolidated operating cash flow margin.

Third quarter pro forma 2011 operating cash flow of $1.894 billion, excluding special items, declined 8.6% from third quarter 2010 pro forma operating cash flow of $2.072 billion, primarily due to the decline in legacy revenue discussed above.

The Company reported diluted earnings per share, excluding special items, of $0.34 for third quarter 2011, compared to $0.83 in third quarter 2010. The year-over-year decline in diluted earnings per share is primarily due to the impact of noncash items resulting from business combination accounting rules associated with the Qwest and Savvis acquisitions3  and the decline in legacy revenues discussed above.

Pro Forma Adjusted Diluted Earnings Per Share (Adjusted Diluted EPS)

This quarter we are reporting pro forma Adjusted Diluted EPS, which excludes most of the impact of noncash items on diluted earnings per share resulting from business combination accounting rules, as others in our industry have done following large acquisitions. Therefore, for third quarter 2011 and prospectively hereafter until such time as those noncash items have an immaterial impact on our diluted earnings per share, we are providing pro forma Adjusted Diluted EPS that excludes special items, the noncash impact of the amortization of intangibles and the noncash impact to interest expense of the assignment of fair value to debt outstanding related to the Embarq, Qwest and Savvis transactions.

Excluding the items outlined above, CenturyLink’s pro forma Adjusted Diluted EPS for third quarter 2011 was $0.61 compared to $0.73 in third quarter 2010. The primary reason for this decrease is that the anticipated decline in legacy voice and access revenues associated with access line losses and lower minutes of use more than offset the increase in strategic revenues and lower operating costs.

Year-to-Date Results

For the first nine months of 2011, operating revenues more than doubled to $10.7 billion from $5.3 billion for the same period in 2010. Operating cash flow, excluding special items, was $4.7 billion for the first nine months of 2011 compared to $2.8 billion for the same period last year. Net income, excluding special items, was $718 million in the first nine months of 2011 compared to $797 million in the first nine months of 2010. Diluted earnings per share, excluding special items, was $1.41 during the first nine months of 2011 compared to $2.63 for the first nine months of 2010. The decrease in diluted EPS for the first nine months of 2011 compared to the first nine months of 2010 is primarily due to the negative impact of the noncash items resulting from the business combination accounting rules

3 Impact of non-cash items consists primarily of amortization of intangibles that more than offset the benefit of the amortization of the fair value adjustment of debt outstanding on the respective closing dates of the Qwest and Savvis transactions.

associated with the Qwest and Savvis acquisitions, which are not included in the results for the first nine months of 2010.

GAAP Results – Third Quarter and Year-to-Date

Under generally accepted accounting principles (GAAP), net income for third quarter 2011 was $140 million compared to $232 million for third quarter 2010, and diluted earnings per share for third quarter 2011 was $0.23 compared to $0.76 for third quarter 2010. Third quarter 2011 net income and diluted earnings per share reflect after-tax integration, severance, and retention costs associated with the Embarq, Qwest and Savvis acquisitions of $70 million ($0.11 per share). Third quarter 2010 net income and diluted earnings per share reflect after-tax integration, severance and transaction costs associated with the Embarq and Qwest acquisitions of $20 million ($0.07 per share).

Net income under GAAP for the first nine months of 2011was $466 million compared to $723 million for the first nine months of 2010, and diluted earnings per share for the first nine months of 2011 was $0.92 compared to $2.39 for the first nine months of 2010. For details regarding the Company’s special items for the three and nine months ended September 30, 2011 and 2010, please see the accompanying financial schedules.

Segment Results / Highlights

Regional Markets Group (RMG)
RMG delivered solid performance and positive operating trends in the third quarter.

●
Strategic revenues for RMG were $729 million in the quarter, a 2.5% increase over pro forma third quarter 2010. Normalized for allocations between the strategic and legacy revenue classifications and certain one-time items, the adjusted growth rate is 5.3%.

●	Generated $2.2 billion in total revenues, a decrease of 6.1% from pro forma third quarter 2010, reflecting the continued decline in legacy services.
●	Grew CenturyLink’s high-speed Internet offerings, adding nearly 57,000 new high-speed Internet customers during the quarter.
●	Achieved strong Prismtm TV sales during the quarter, with approximately 70% of our PrismTM TV customers subscribing to a triple play bundle.
●	Improved business sales through expanded product offerings and increased productivity.

We believe RMG is well positioned for long-term growth through our local operating model, and by leveraging our broadband network investments to pursue growth through delivering high-speed Internet, Ethernet, Prismtm TV and enhanced business offerings such as Cloud Computing and Software as a Service (SaaS).

Business Markets Group (BMG)
BMG continued to drive improved sales and is seeing strong cross-selling opportunities for managed hosting and cloud services.

●	Strategic revenues for BMG were $443 million in the quarter, a 2.1% increase over pro forma third quarter 2010. Normalized to exclude low-speed private line services, the adjusted growth rate is 6.6%.
●
Generated $927 million in total revenues, a decrease of 5.1% from pro forma third quarter 2010 reflecting declines in legacy services and data integration revenues, which more than offset growth in
CenturyLink’s high-bandwidth broadband offerings.

●
Achieved solid performance in the Federal sector with additional business from the Internal Revenue Service and new business from the Department of Commerce Census Bureau, Federal Mine & Safety
and the U.S. Commission on Civil Rights.

●	Added nearly 60 frontline sales professionals year-to-date to drive business generation and revenue growth capabilities.
●	Won additional Managed Trusted Internet Protocol Service (MTIPS) contracts, furthering BMG’s position as a trusted security partner to many Federal agencies.

In the coming months, BMG plans to focus on leveraging its increased frontline sales capacity and winning new strategic customers.

Wholesale Markets Group (WMG)
WMG generated solid growth in the third quarter by executing on its initiative to expand bandwidth and broaden its client base.

●	Strategic revenues for WMG were $573 million in the quarter, a 9.1% increase over pro forma third quarter 2010, driven by wireless carrier bandwidth expansion and Ethernet sales.
●	WMG generated $979 million in total revenues, a decrease of 3.2% from pro forma third quarter 2010, reflecting the continued decline in legacy services.
●
As part of the FTTT build-out initiative, WMG completed nearly 1,000 fiber builds during the third quarter, ending the quarter with nearly 8,900 fiber-connected towers and with plans to complete approximately 900 additional sites by the end of 2011.

Demand for Ethernet and data transport services remains strong and the Company continues to win contracts from wireless and other wholesale customers. WMG remains focused on the FTTT initiative and meeting the increasing data transport needs of our wholesale customers.

Savvis
Savvis is experiencing growing market demand for managed hosting and cloud services.

●	Savvis operating revenues were $223 million for the period between the transaction closing date of July 15, 2011 and September 30, 2011, in line with our expectations.
●
Pro forma operating revenues were $260 million in the quarter, an 8.3% increase from pro forma third quarter 2010. Pro forma total hosting revenues were $196 million, a 12% increase from pro forma third quarter 2010.

●	Experienced notable third quarter wins in the healthcare and infrastructure outsourcing (ITO) space.
●
Continued to expand our data center footprint, adding space in two cities in the third quarter, with further expansion planned in three cities in the fourth quarter. Total data center floor space is expected to be approximately 2 million square feet by year-end 2011.

CenturyLink believes Savvis is well positioned to take advantage of secular trends in outsourcing and cloud adoption. The Company anticipates strong cross-selling opportunities to business customers among all CenturyLink segments by leveraging our portfolio of assets, including managed hosting and cloud services, national and international core networks and a full suite of enterprise products and services.

Integration Update: Embarq Near Completion; Qwest and Savvis Integrations on Track

During third quarter 2011, CenturyLink incurred pre-tax transaction, integration, severance and retention costs of $109 million related to the Embarq, Qwest and Savvis acquisitions.

The fifth and final billing and customer care systems conversion for legacy Embarq customers was completed in late July and we expect the Embarq integration to be fully completed by year-end 2011. We also expect to achieve our targeted $375 million in annual run rate operating expense synergies by the end of this year.

CenturyLink ended third quarter 2011 having achieved an annualized operating expense synergy run rate of approximately $160 million from the Qwest acquisition. We continue to expect to achieve approximately $200 million in annual run rate operating expense synergies from the Qwest acquisition by year-end 2011. CenturyLink continues to expect to complete the Qwest financial and HR systems conversion by the end of the year.

2011 Guidance

CenturyLink’s previous full year and pro forma full year 2011 guidance for operating revenues, operating cash flow, capital expenditures and free cash flow remains unchanged. Including CenturyLink’s operating results for the first nine months of 2011 and excluding the effects of all special items referenced below, CenturyLink is providing the following additional guidance for full year 2011. The Company expects pro forma Adjusted Diluted EPS for full year 2011 to be in the range of $2.68 to $2.72.

On a pro forma basis for 2011 giving effect as if the Qwest and Savvis mergers had occurred effective January 1, 2011, and excluding the effects of all special items referenced below, CenturyLink is providing the following updated guidance for full year 2011. The Company expects pro forma Adjusted Diluted EPS for full year 2011 to be in the range of $2.65 to $2.69.

For fourth quarter 2011, including the estimated impacts from the application of business combination accounting rules outlined below, CenturyLink expects total revenues of $4.60 to $4.65 billion and operating cash flow of $1.87 to $1.92 billion, excluding the effects of all special items. The Company also expects Adjusted Diluted EPS to be in the range of $0.58 to $0.62.

Depreciation and amortization expense was approximately $30 million lower in third quarter 2011 compared to amounts previously forecast at the end of second quarter 2011 due to an adjustment in the third quarter to the initial value assigned to Qwest trademark intangibles at the end of second quarter 2011 and longer useful lives assigned to Savvis fixed assets. Fair value assignments for Qwest and Savvis are still subject to change as of the end of the third quarter of 2011, and are expected to be finalized no later than early 2012.

All 2011 outlook figures included in this release exclude the effects of special items, future changes in regulation, integration expenses associated with the Embarq acquisition, transaction and integration expenses associated with the Qwest and Savvis acquisitions, any changes in operating or capital plans and any future mergers, acquisitions, divestitures, buybacks or other similar business transactions. In addition, all outlook and pro forma figures are based on fair value estimates that remain subject to finalization. All assets and liabilities of Qwest and Savvis have been assigned a fair value pursuant to business combination accounting rules. The related income statement impact of these items was significant to our operations results for the second and third quarters of 2011, and will have a significant impact on our results for the remainder of 2011, which may be significantly different than what we have currently included in our outlook information for fourth quarter and full year 2011. Such fair value assignments for Qwest and Savvis were not finalized as of the end of third quarter 2011 and are subject to further adjustment before becoming final.The pro forma figures include adjustments described in the attached supplemental schedule that sets forth unaudited pro forma financial information regarding the Qwest and Savvis acquisitions, except that the figures above assume a

January 1, 2011 closing date. The pro forma information (i) has not been prepared in accordance with generally accepted accounting principles, (ii) is for illustrative purposes only, and (iii) is not necessarily indicative of the combined operating results that would have occurred if the Qwest and Savvis mergers had been consummated as of January 1, 2011.

Investor Call

As previously announced, CenturyLink’s management will host a conference call at 4:30 p.m. Central Time today, November 2, 2011. Interested parties can access the call by dialing 866.238.1665. The call will be accessible for replay through November 9, 2011, by calling 888.266.2081 and entering the conference ID number 1553442. Investors can also listen to CenturyLink’s earnings conference call and replay by accessing the Investor Relations portion of the Company’s Web site at www.centurylink.com through November 23, 2011.

Reconciliation to GAAP

This release includes certain non-GAAP financial measures, including but not limited to operating cash flow, free cash flow, adjustments to GAAP measures to exclude the effect of special items and certain pro forma combined operating results. In addition to providing key metrics for management to evaluate the Company’s performance, we believe these measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends. Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Reconciliation of additional non-GAAP financial measures that may be discussed during the earnings call described below will be available in the Investor Relations portion of the Company’s Web site at www.centurylink.com. Investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP.

CenturyLink is the third largest telecommunications company in the United States. The company provides broadband, voice, wireless and managed services to consumers and businesses across the country. It also offers advanced entertainment services under the CenturyLinkTM PrismTM TV and DIRECTV brands. In addition, the company provides data, voice and managed services to enterprise, government and wholesale customers in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers. CenturyLink is recognized as a leader in the network services market by key technology industry analyst firms. CenturyLink's customers range from Fortune 500 companies in some of the country's largest cities to families living in rural America. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America's largest corporations. For more information, visit www.centurylink.com.

Forward Looking Statements

Certain non-historical statements made in this release and future oral or written statements or press releases by us or our management are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including those arising out of proposed rules of the Federal Communications Commission regarding intercarrier compensation and the Universal Service Fund, among other things; our ability to effectively adjust to changes in the communications industry and changes in the composition of our markets and product mix caused by our recent acquisitions of Savvis, Qwest and Embarq; our ability to successfully integrate the operations of Savvis, Qwest and Embarq into our operations, including the possibility that the anticipated benefits from these acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or costly than anticipated; our ability to use the net operating loss carryovers of Qwest in projected amounts; the effects of changes in our assignment of the Savvis or Qwest purchase price to identifiable assets or liabilities after the date hereof; our ability to effectively manage our expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; any adverse developments in legal proceedings involving us; our ability to pay a $2.90 per common share dividend annually, which may be affected by changes in our cash requirements, capital spending plans, cash flows or financial position; unanticipated increases or other changes in our future cash requirements, whether caused by unanticipated increases in capital expenditures, increases in pension funding requirements or otherwise; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in our filings with the Securities and Exchange Commission (the “SEC”); and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business, our July 2011 acquisition of Savvis, our April 2011 acquisition of Qwest and our July 2009 acquisition of Embarq are described in greater detail in Item 1A to our Form 10-K for the year ended December 31, 2010, as updated and supplemented by our subsequent SEC reports. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. We undertake no obligation to update any of our forward-looking statements for any reason.

CenturyLink, Inc.
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(UNAUDITED)
(Dollars in millions, except per share amounts; shares in thousands)

	Three months ended September 30, 2011				Three months ended September 30, 2010
										Increase
				As adjusted				As adjusted		(decrease)
		Less		excluding		Less		excluding	Increase	excluding
	As	special		special	As	special		special	(decrease)	special
	reported	items		items	reported	items		items	as reported	items

OPERATING REVENUES
Strategic services	$1,968			1,968	515			515	282.1%	282.1%
Legacy services	2,215			2,215	1,053			1,053	110.4%	110.4%
Data integration	166			166	39			39	325.6%	325.6%
Other	247			247	141			141	75.2%	75.2%
	4,596	-		4,596	1,748	-		1,748	162.9%	162.9%

OPERATING EXPENSES
Cost of services and products	1,950	20	(1)	1,930	641	11	(3)	630	204.2%	206.3%
Selling, general and administrative	870	89	(1)	781	243	21	(3)	222	258.0%	251.8%
Depreciation and amortization	1,225	-		1,225	358	-		358	242.2%	242.2%
	4,045	109		3,936	1,242	32		1,210	225.7%	225.3%

OPERATING INCOME	551	(109)		660	506	(32)		538	8.9%	22.7%

OTHER INCOME (EXPENSE)
Interest expense	(324)			(324)	(138)			(138)	134.8%	134.8%
Other income (expense)	7			7	4			4	75.0%	75.0%
Income tax expense	(94)	39	(2)	(133)	(140)	12	(4)	(152)	(32.9%)	(12.5%)

NET INCOME	$140	(70)		210	232	(20)		252	(39.7%)	(16.7%)

BASIC EARNINGS PER SHARE	$0.23	(0.11)		0.34	0.76	(0.07)		0.83	(69.7%)	(59.0%)
DILUTED EARNINGS PER SHARE	$0.23	(0.11)		0.34	0.76	(0.07)		0.83	(69.7%)	(59.0%)

AVERAGE SHARES OUTSTANDING
Basic	612,277			612,277	300,702			300,702	103.6%	103.6%
Diluted	613,686			613,686	301,386			301,386	103.6%	103.6%

DIVIDENDS PER COMMON SHARE	$0.725			0.725	0.725			0.725	-	-

SPECIAL ITEMS
(1) - Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($65 million); integration and severance costs associated with our acquisition of Embarq ($24 million); transaction and other costs associated with our acquisition of Savvis ($20 million).

(2) - Income tax benefit of Item (1).
(3) - Includes integration costs associated with our acquisition of Embarq ($23 million); severance and related costs due to workforce reductions ($4 million); and transaction and other costs associated with our acquisition of Qwest ($5 million).

(4) - Income tax benefit of Item (3).

CenturyLink, Inc.
CONSOLIDATED STATEMENTS OF INCOME
NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(UNAUDITED)
(Dollars in millions, except per share amounts; shares in thousands)

	Nine months ended September 30, 2011				Nine months ended September 30, 2010
										Increase
				As adjusted				As adjusted		(decrease)
		Less		excluding		Less		excluding	Increase	excluding
	As	special		special	As	special		special	(decrease)	special
	reported	items		items	reported	items		items	as reported	items

OPERATING REVENUES
Strategic	$4,244			4,244	1,524			1,524	178.5%	178.5%
Legacy	5,471			5,471	3,256			3,256	68.0%	68.0%
Data integration	348			348	122			122	185.2%	185.2%
Other	635			635	418			418	51.9%	51.9%
	10,698	-		10,698	5,320	-		5,320	101.1%	101.1%

OPERATING EXPENSES
Cost of services and products	4,357	60	(1)	4,297	1,912	35	(5)	1,877	127.9%	128.9%
Selling, general and administrative	2,075	344	(1)	1,731	765	75	(5)	690	171.2%	150.9%
Depreciation and amortization	2,771	-		2,771	1,069			1,069	159.2%	159.2%
	9,203	404		8,799	3,746	110		3,636	145.7%	142.0%

OPERATING INCOME	1,495	(404)		1,899	1,574	(110)		1,684	(5.0%)	12.8%

OTHER INCOME (EXPENSE)
Interest expense	(732)	5	(2)	(737)	(416)			(416)	76.0%	77.2%
Other income (expense)	(4)	(16)	(3)	12	14			14	(128.6%)	(14.3%)
Income tax expense	(293)	163	(4)	(456)	(449)	36	(6)	(485)	(34.7%)	(6.0%)

NET INCOME	$466	(252)		718	723	(74)		797	(35.5%)	(9.9%)

BASIC EARNINGS PER SHARE	$0.92	(0.50)		1.42	2.40	(0.24)		2.64	(61.7%)	(46.2%)
DILUTED EARNINGS PER SHARE	$0.92	(0.50)		1.41	2.39	(0.24)		2.63	(61.5%)	(46.4%)

AVERAGE SHARES OUTSTANDING
Basic	504,919			504,919	300,058			300,058	68.3%	68.3%
Diluted	506,063			506,063	300,663			300,663	68.3%	68.3%

DIVIDENDS PER COMMON SHARE	$2.175			2.175	2.175			2.175	-	-

SPECIAL ITEMS
(1) - Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($316 million); integration and severance costs associated with our acquisition of Embarq ($79 million); transaction and other costs associated with our acquisition of Savvis ($22 million); net of a favorable settlement of an operating tax issue ($13 million).

(2) - Reflects the interest component of a favorable settlement of an operating tax issue.
(3) - Expense associated with terminating a bridge credit facility related to the Savvis acquisition.
(4) - Income tax benefit of Items (1) through (3) and a benefit from the reduction of an NOL valuation allowance ($14 million).
(5) - Includes integration costs associated with our acquisition of Embarq ($62 million); severance and related costs due to workforce reductions ($33 million); and transaction and other costs associated with our acquisition of Qwest ($15 million).

(6) - Income tax benefit of Item (5), net of a $4 million one-time charge to income tax expense as a result of a change in the tax treatment of Medicare subsidy receipts.

CenturyLink, Inc.
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2011 AND DECEMBER 31, 2010
(UNAUDITED)
(In millions)

	September 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,123	173
Other current assets	2,685	970
Total current assets	3,808	1,143

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	28,606	16,329
Accumulated depreciation	(9,316)	(7,575)
Net property, plant and equipment	19,290	8,754

GOODWILL AND OTHER ASSETS
Goodwill	21,702	10,261
Other	11,935	1,880
Total goodwill and other assets	33,637	12,141

TOTAL ASSETS	$56,735	22,038

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1,034	12
Other current liabilities	3,703	999
Total current liabilities	4,737	1,011

LONG-TERM DEBT	21,142	7,316
DEFERRED CREDITS AND OTHER LIABILITIES	8,880	4,064
STOCKHOLDERS' EQUITY	21,976	9,647

TOTAL LIABILITIES AND EQUITY	$56,735	22,038

CenturyLink, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(UNAUDITED)
(In millions)

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2011	September 30, 2010

OPERATING ACTIVITIES
Net income	$466	723
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,771	1,069
Deferred income taxes	298	19
Provision for uncollectible accounts	94	67
Changes in current assets and current liabilities, net	43	(145)
Retirement benefits	(170)	(261)
Changes in other noncurrent assets and liabilities	21	(12)
Other, net	(50)	21
Net cash provided by operating activities	3,473	1,481

INVESTING ACTIVITIES
Payments for property, plant and equipment and capitalized software	(1,511)	(600)
Acquisition of Savvis, net of $94 cash acquired	(1,671)	-
Cash acquired in Qwest acquisition, net of $5 cash paid	419	-
Other, net	14	2
Net cash used in investing activities	(2,749)	(598)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	3,159	-
Payments of long-term debt	(1,442)	(14)
Net payments on credit facility	(365)	(181)
Dividends paid	(1,105)	(658)
Net proceeds from issuance of common stock	79	54
Repurchase of common stock	(31)	(14)
Other, net	(54)	11
Net cash provided by (used in) financing activities	241	(802)

Effect of exchange rate changes on cash and cash equivalents	(15)	-

Net increase in cash and cash equivalents	950	81
Cash and cash equivalents at beginning of period	173	162

Cash and cash equivalents at end of period	$1,123	243

CenturyLink, Inc.
SELECTED SEGMENT FINANCIAL INFORMATION
THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(UNAUDITED)
(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Total segment revenues	$4,349	1,607	10,063	4,902
Total segment expenses	2,047	613	4,456	1,803
Total segment income	$2,302	994	5,607	3,099
Total segment income margin (segment income divided by segment revenues)	52.9%	61.9%	55.7%	63.2%

Regional Markets Segment
Revenues
Strategic services	$729	305	1,777	903
Legacy services	1,459	812	3,725	2,493
Data integration	32	34	92	107
	2,220	1,151	5,594	3,503
Expenses
Direct	952	448	2,293	1,295
Allocated	56	10	119	38
	1,008	458	2,412	1,333

Segment income	$1,212	693	3,182	2,170
Segment income margin	54.6%	60.2%	56.9%	61.9%

Business Markets Segment
Revenues
Strategic services	$443	15	899	43
Legacy services	350	47	758	143
Data integration	134	5	256	15
	927	67	1,913	201
Expenses
Direct	252	-	489	1
Allocated	318	31	661	89
	570	31	1,150	90

Segment income	$357	36	763	111
Segment income margin	38.5%	53.7%	39.9%	55.2%

Wholesale Markets Segment
Revenues
Strategic services	$573	195	1,345	578
Legacy services	406	194	988	620
	979	389	2,333	1,198
Expenses
Direct	44	32	121	105
Allocated	253	92	601	275
	297	124	722	380

Segment income	$682	265	1,611	818
Segment income margin	69.7%	68.1%	69.1%	68.3%

Savvis Operations Segment
Revenues
Strategic services	$223	-	223	-

Expenses
Direct	$172	-	172	-

Segment income	$51	-	51	-
Segment income margin	22.9%	-	22.9%	-

CenturyLink, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in millions)

	Three months ended September 30, 2011				Three months ended September 30, 2010
				As adjusted				As adjusted
		Less		excluding		Less		excluding
	As	special		special	As	special		special
	reported	items		items	reported	items		items

Operating cash flow and cash flow margin
Operating income	$551	(109)	(1)	660	506	(32)	(2)	538
Add: Depreciation and amortization	1,225	-		1,225	358	-		358
Operating cash flow	$1,776	(109)		1,885	864	(32)		896

Revenues	$4,596	-		4,596	1,748	-		1,748

Operating income margin (operating income divided by revenues)	12.0%			14.4%	28.9%			30.8%

Operating cash flow margin (operating cash flow divided by revenues)	38.6%			41.0%	49.4%			51.3%

Free cash flow
Net cash provided by operating activities	$1,455				600
Less: Capital expenditures	(721)				(238)
Free cash flow from operations	734				362
Special items:
Add: Cash paid for transaction, integration, severance, and retention costs associated with our Qwest, Embarq and Savvis acquisitions	157				53
Free cash flow excluding special items	$891				415

SPECIAL ITEMS
      (1) - Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($65 million); integration and severance costs associated with our acquisition of Embarq ($24 million); transaction and other costs associated with our acquisition of Savvis ($20 million).

      (2) - Includes integration costs associated with our acquisition of Embarq ($23 million); severance and related costs due to workforce reductions ($4 million); and transaction and other costs associated with our pending acquisition of Qwest ($5 million).

CenturyLink, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in millions)

	Nine months ended September 30, 2011				Nine months ended September 30, 2010
				As adjusted				As adjusted
		Less		excluding		Less		excluding
	As	special		special	As	special		special
	reported	items		items	reported	items		items

Operating cash flow and cash flow margin
Operating income	$1,495	(404)	(1)	1,899	1,574	(110)	(2)	1,684
Add: Depreciation and amortization	2,771	-		2,771	1,069	-		1,069
Operating cash flow	$4,266	(404)		4,670	2,643	(110)		2,753

Revenues	$10,698	-		10,698	5,320	-		5,320

Operating income margin (operating income divided by revenues)	14.0%			17.8%	29.6%			31.7%

Operating cash flow margin (operating cash flow divided by revenues)	39.9%			43.7%	49.7%			51.7%

Free cash flow
Net cash provided by operating activities	$3,473				1,481
Less: Capital expenditures	(1,511)				(600)
Free cash flow from operations	1,962				881
Special items:
Add: Cash paid for transaction, integration, severance, and retention costs associated with our Qwest, Embarq and Savvis acquisitions	379				134
Add: Cash paid for contribution to pension plans	100				300
Free cash flow excluding special items	$2,441				1,315

SPECIAL ITEMS
      (1) - Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($316 million); integration and severance costs associated with our acquisition of Embarq ($79 million); transaction and other costs associated with our acquisition of Savvis ($22 million); net of a favorable settlement of an operating tax issue ($13 million).

      (2) - Includes integration costs associated with our acquisition of Embarq ($62 million); severance and related costs due to workforce reductions ($33 million); and
              transaction and other costs associated with our pending acquisition of Qwest ($15 million).

CenturyLink, Inc.
SUPPLEMENTAL PRO FORMA INFORMATION - ADJUSTED DILUTED EPS
2010 AND 2011
(UNAUDITED)
(In millions, except per share amounts)

	Pro Forma*	Pro Forma*	Pro Forma*	Pro Forma*	Pro Forma*	Proforma*	Proforma*
	Three months	Three months	Three months	Three months	Three months	Three months	Three months
	ended	ended	ended	ended	ended	ended	ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011
	(excluding	(excluding	(excluding	(excluding	(excluding	(excluding	(excluding
	special items)	special items)	special items)	special items)	special items)	special items)	special items)

Net income	$332	285	283	285	306	246	204

Addback:
Amortization of customer base intangibles:
Qwest	260	257	253	249	246	260	257
Embarq	49	48	44	44	44	44	39
Savvis	19	19	19	19	19	19	19

Amortization of trademark intangibles - Qwest	21	20	19	18	16	21	20

Amortization of fair value adjustment of long-term debt:
Embarq	1	-	1	1	1	1	1
Qwest	(81)	(78)	(75)	(60)	(44)	(67)	(56)

Subtotal	269	266	261	271	282	278	280
Tax effect of above items	(102)	(101)	(99)	(103)	(107)	(108)	(109)
Net adjustment, after taxes	167	165	162	168	175	170	171

Net income, as adjusted for above items	$499	450	445	453	481	416	375

Weighted average diluted shares outstanding	602.9	607.4	602.4	605.9	614.1	614.5	616.6

Diluted EPS (excluding special items)	$0.55	0.47	0.47	0.47	0.50	0.40	0.33

Adjusted diluted EPS as adjusted for purchase accounting intangible and interest amortizations (excluding special items)	$0.82	0.74	0.73	0.74	0.78	0.68	0.61

*The pro forma information presented above reflects the operations of CenturyLink, Qwest and Savvis assuming their respective results of operations had been combined as of January 1, 2010. Pro forma adjustments include (i) the elimination of intercompany billings and the elimination of certain deferred revenues and costs; (ii) the elimination of certain components of pension and postretirement benefit costs; (iii) the amortization of the fair value preliminarily assigned to intangible assets (primarily customer relationship and software); (iv) adjustments to depreciation to reflect the fair value preliminarily assigned to property, plant and equipment; (v) adjustments to interest expense to reflect valuing debt at fair value;
and (vi) the related income tax effects. The above proforma information (i) has not been prepared in accordance with generally accepted accounting principles, (ii) is for illustrative purposes only, and (iii) is not necessarily indicative of the the combined operating results that would have occurred if the Qwest and Savvis mergers had been consummated as of January 1, 2010.

CenturyLink, Inc.
PRO FORMA STATEMENTS OF INCOME
PRO FORMA THREE MONTHS ENDED SEPTEMBER 30, 2011, THREE MONTHS ENDED JUNE 30, 2011 AND SEPTEMBER 30, 2010
(UNAUDITED)
(Dollars in millions, except per share amounts, shares in thousands)

	Pro forma*	Pro forma*		Pro forma*
	Three months	Three months		Three months
	ended	ended		ended
	September 30, 2011	June 30, 2011		September 30, 2010
	(excluding	(excluding		(excluding
	special items)	special items)		special items)

OPERATING REVENUES
Strategic	$2,005	1,990		1,910
Legacy	2,215	2,265		2,484
Data integration	166	151		197
Other	247	263		266
	4,633	4,669		4,857

OPERATING EXPENSES
Cash expenses	2,739	2,690	(A)	2,785	(D)
Depreciation and amortization	1,240	1,244		1,232
	3,979	3,934		4,017

OPERATING INCOME	654	735		840

OTHER INCOME (EXPENSE)
Interest expense	(327)	(317)	(B)	(354)
Other income (expense)	7	2	(C)	-	(E)
Income tax expense	(130)	(174)	(F)	(203)	(F)

NET INCOME	$204	246		283

DILUTED EARNINGS PER SHARE	$0.33	0.40		0.47

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	616,560	614,529		602,424

OPERATING CASH FLOW
Operating income	$654	735		840
Add: Depreciation and amortization	1,240	1,244		1,232
Operating cash flow	$1,894	1,979		2,072

				Pro forma**
	As of	As of		as of
OPERATING METRICS	September 30, 2011	June 30, 2011		September 30, 2010
Broadband subscribers	5,484	5,427		5,272
Access lines	14,803	15,057		15,936

*The pro forma information presented above reflects the operations of CenturyLink, Qwest and Savvis assuming their respective results of operations had been combined as of January 1, 2010. Pro forma adjustments include (i) the elimination of intercompany billings and the elimination of certain deferred revenues and costs; (ii) the elimination of certain components of pension and postretirement benefit costs; (iii) the amortization of the fair value preliminarily assigned to intangible assets (primarily customer relationship and software); (iv) adjustments to depreciation to reflect the fair value preliminarily assigned to property, plant and equipment; (v) adjustments to interest expense to reflect valuing debt at fair value;
and (vi) the related income tax effects. The above proforma information (i) has not been prepared in accordance with generally accepted accounting principles, (ii) is for illustrative purposes only, and (iii) is not necessarily indicative of the the combined operating results that would have occurred if the Qwest and Savvis mergers had been consummated as of January 1, 2010.

**The pro forma operating metrics presented above reflects the broadband subscribers and access lines of CenturyLink and Qwest as though the companies had been combined as of January 1, 2010 after conforming the definitions of broadband subscribers and access lines between the two companies.

Summary description of special items for Second Quarter 2011 and Third Quarter 2010 excluded from above schedule:
(A)
Integration, transaction and severance costs associated with the Qwest, Embarq and Savvis acquisitions incurred by CenturyLink and realignment, severance and merger related costs incurred by Qwest, net of a favorable settlement of an operating tax issue ($263 million).

(B)	Interest component of a favorable settlement of an operating tax issue ($5 million)
(C)	Expense associated with terminating a bridge credit facility related to the Savvis acquisition ($16 million).
(D)
Integration, transaction and severance costs associated with the Qwest and Embarq acquisitions incurred by CenturyLink and realignment, severance and merger related costs incurred by Qwest ($103 million).

(E)	Loss on embedded option in convertible debt incurred by Qwest ($232 million).
(F)	Tax effect of above items ($111 million for second quarter 2011 and $36 million for third quarter 2010).

CenturyLink, Inc.
SUPPLEMENTAL PRO FORMA SEGMENT DATA
PRO FORMA THREE MONTHS ENDED SEPTEMBER 30, 2011 AND THREE MONTHS ENDED SEPTEMBER 30, 2010
ASSUMING CENTURYLINK'S ACQUISITIONS OF QWEST AND SAVVIS OCCURRED JANUARY 1, 2010
(UNAUDITED)
(Dollars in millions)

	Pro forma*	Pro forma*
	Three months	Three months
	ended	ended
	September 30, 2011	September 30, 2010
Total segment revenues	$4,386	4,591
Total segment expenses	2,075	2,107
Total segment income	$2,311	2,484
Total segment income margin (segment income divided by segment revenues)	52.7%	54.1%

Regional Markets Segment
Revenues
Strategic services	$729	711
Legacy services	1,459	1,615
Data integration	32	37
	2,220	2,363
Expenses
Direct	952	948
Allocated	56	95
	1,008	1,043

Segment income	$1,212	1,320
Segment income margin	54.6%	55.9%

Business Markets Segment
Revenues
Strategic services	$443	434
Legacy services	350	383
Data integration	134	160
	927	977
Expenses
Direct	252	266
Allocated	318	311
	570	577

Segment income	$357	400
Segment income margin	38.5%	40.9%

Wholesale Markets Segment
Revenues
Strategic services	$573	525
Legacy services	406	486
	979	1,011
Expenses
Direct	44	42
Allocated	253	256
	297	298

Segment income	$682	713
Segment income margin	69.7%	70.5%

Savvis Operations Segment
Revenues
Strategic services	$260	240

Expenses
Direct	200	189

Segment income	$60	51
Segment income margin	23.1%	21.3%

* For additional information regarding this pro forma information, including related pro forma adjustments, please see the immediately preceding supplemental schedule.